Exhibit 99.1

SIX FLAGS ANNOUNCES SECOND QUARTER AND SIX MONTH RESULTS

New York, NY — August 3, 2009 — Six Flags, Inc. (OTCBB: SIXFQ) announced today its consolidated operating results for the second quarter and six months ended June 30, 2009.(1)

Three Month Results

Total revenues of $302.1 million decreased 13% from the prior-year quarter’s total of $345.7 million, primarily reflecting reduced attendance and guest spending.  Attendance for the quarter was 8.0 million, down 8% from 8.6 million in the second quarter of 2008.  The attendance reduction was driven by a decline in group sales, reflecting cutbacks in outings by companies, schools and other organizations, as well as reduced complimentary and free promotional tickets.  Mitigating the attendance loss for the quarter was the timing of Easter, which fell in April of this year and in March of last year.

Guest spending per capita of $36.70 for the quarter was down 4% from the prior-year quarter’s per capita guest spending of $38.34, reflecting decreases in admissions, food and beverages, games and merchandise.  Included in the reduced guest spending is the impact of a weaker Mexican peso and Canadian dollar in the current-year quarter, affecting U.S. dollar translated results for the parks in Mexico City and Montreal.  Exchange rates accounted for approximately one percentage point, or $0.54, of the guest spending per capita decline for the quarter compared to the prior year quarter.

(1)           Reported results from continuing operations for all periods presented exclude the results of parks sold in prior years and the park in New Orleans, Louisiana, which has been closed since August 2005 due to damage caused by Hurricane Katrina.

The second quarter was impacted by the overall negative macroeconomic environment as well as the outbreak of the H1N1 “Swine” flu in Mexico, which resulted in the Mexico City park being closed for thirteen days and also affected group outings at the Texas parks due to school closures.  Adverse weather compared to the prior-year quarter had an additional adverse effect on the second quarter results.

Revenues for the quarter also were affected by a decline in sponsorship, licensing and other fees of $4.7 million compared to the prior-year quarter, driven by lower international licensing and other fees, partially offset by increased sponsorship revenue.

Commenting on the Company’s performance, Mark Shapiro, President and Chief Executive Officer of Six Flags, Inc., said:  “Our decline in performance is a reflection of all that surrounds Six Flags — a severe recession, a balance sheet restructuring process, the swine flu pandemic, adverse foreign currency impact at our international parks and miserable weather, particularly at our east coast parks.  The trends of our July business have improved, but nowhere near enough to put us back on pace to match last year’s full-season record setting performance.”

 Cash operating expenses(2) for the quarter were down 4% to $230.5 million from $239.7 million in the second quarter of 2008, reflecting decreased marketing expenses, due in part to the timing of expenditures, lower cost of sales due to decreased in-park revenues, and favorable currency impacts at the Mexico City and Montreal parks.  Labor and benefits costs for the quarter were slightly higher due to the impact of minimum wage increases and an increased amount of cash-based compensation and benefits expenses that were stock-based, and therefore non-cash expenses, in the prior-year quarter.

Non-cash operating expenses of depreciation, amortization, stock-based compensation and loss on disposal of assets increased $2.7 million, or 7%, in the current-year quarter to $39.4 million, compared with $36.8 million in 2008, driven by increased depreciation and loss on disposal of assets, partially offset by reduced stock-based compensation and benefits expenses.

The Company’s results from continuing operations decreased to a loss of $97.7 million compared with income of $127.6 million in the prior-year quarter.  The decrease of $225.3 million reflected a prior-year gain on debt extinguishment of $107.7 million, $78.7 million of reorganization items associated with the current-year quarter’s chapter 11 filing of Six Flags, Inc. (“SFI”) and certain of its subsidiaries, $37.1 million reduction in income (loss) from operations due primarily to reduced revenues partially offset by lower expenses, increased other expense of $16.7 million primarily reflecting the termination of an interest rate swap, and $11.7 million of reduced net interest expense reflecting lower effective rates and the write-off of discounts, premiums and deferred financing costs and cessation of interest accruals on the Company’s debt subject to compromise as a result of the chapter 11 filing of SFI and certain subsidiaries on June 13, 2009.  See Recent Developments below.

(2)           Cash operating expenses are presented as costs and expenses excluding depreciation, amortization, stock-based compensation and loss on disposal of assets in the statement of operations data.

The prior-year gain on debt extinguishment resulted from the exchange of certain senior unsecured notes of SFI for new notes of the SFI subsidiary Six Flags Operations, Inc. (“SFO”).  The $78.7 million of reorganization items directly associated with the chapter 11 cases consists of $67.6 million of discounts, premiums and deferred financing costs associated with debt subject to compromise and the balance represents professional fees.

Adjusted EBITDA for the quarter decreased by $31.3 million, or 36%, to $56.3 million compared to $87.6 million for the prior-year quarter, reflecting the impact of reduced revenues partially offset by lower cash operating expenses.

Six Month Results

For the six months ended June 30, 2009 (the “First Half 2009”), total revenues decreased $59.9 million, or 14%, to $354.0 million from $413.9 million in the prior-year period, primarily reflecting reduced attendance and guest spending.  Attendance for the First Half 2009 was 9.2 million, down 9% from 10.1 million in the first six months of 2008.

Reductions in group sales drove the decline in attendance along with decreased complimentary and free promotional tickets.  Guest spending per capita of $36.44 for the First Half 2009 was down 5% from the prior-year period’s guest spending per capita of $38.47, reflecting decreases in admissions, food and beverages, games and merchandise.  Included in the reduced guest spending is the impact of a weaker Mexican peso and Canadian dollar in the current-year period, affecting the U.S. dollar translated results for the parks in Mexico City and Montreal.  Exchange rates accounted for approximately two percentage points, or $0.83, of the guest spending per capita decline for the First Half 2009 compared to the prior-year period.

The overall negative macroeconomic environment impacted the First Half 2009 performance.  In addition, attendance in Mexico and Texas was adversely affected by the second quarter outbreak of the Swine flu.  Also contributing to the First Half 2009 attendance decline was the impact of adverse weather compared to the prior-year period.

Revenues for the six months also were impacted by a decline in sponsorship, licensing and other fees of $6.8 million compared to the prior-year period, driven by lower international licensing and other fees, partially offset by increased sponsorship revenue.

Cash operating expenses for the First Half 2009 were down 4% to $345.4 million from $361.5 million in the first six months of 2008, reflecting decreased marketing expenses due in part to the timing of expenditures, lower cost of sales due to decreased in-park revenues, and favorable exchange rate impacts at the Mexico City and Montreal parks. Labor and benefits costs for the six months were slightly higher due to the impact of minimum wage increases, increased costs related to the pension plan that was frozen in March 2006 and an increased amount of cash-based compensation and benefit expenses that were stock-based, and therefore non-cash expenses, in the prior-year period.

Non-cash operating expenses of depreciation, amortization, stock-based compensation and loss on disposal of assets decreased $0.7 million, or 1%, in the First Half 2009  to $78.7 million,

compared with $79.4 million in the 2008 period, driven by decreased stock-based compensation and benefits expenses, partially offset by increased depreciation and loss on disposal of assets.

The Company’s loss from continuing operations increased from $23.7 million in the prior-year period to $237.5 million in the six months ended June 30, 2009.  The increased loss of $213.8 million was driven by the prior-year debt extinguishment gain of $107.7 million, $78.7 million of reorganization items associated with the current-year quarter’s chapter 11 filing of SFI and certain of its subsidiaries, $43.2 million reduction in income (loss) from operations due primarily to reduced revenues partially offset by lower expenses, increased other expense of $15.1 million reflecting the termination of an interest rate swap, and $20.9 million of reduced net interest expense reflecting lower effective interest rates and the write-off of discounts, premiums and deferred financing costs and cessation of interest accruals on the Company’s debt subject to compromise as a result of the chapter 11 filing.

Adjusted EBITDA for the First Half 2009 was a loss of $4.6 million, a decrease of $39.1 million from the Adjusted EBITDA of $34.5 million for the first six months of 2008, reflecting the impact of reduced revenues partially offset by lower cash operating expenses.

Recent Developments

On June 13, 2009, SFI, SFO, Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 09-12019).  As a result, the financial statements reflect the Company’s status as debtor in possession since that date.

Commenting on the Company’s restructuring, Mr. Shapiro added:  “As promised, the restructuring of the Company’s finances has not affected our in-park product whatsoever. Our new rides and attractions are being very well received; we are diligently containing costs; and our guest satisfaction scores are at historic highs in the categories of ‘overall satisfaction’ and ‘value for the money.’

I am extremely pleased with the guest experience we’re delivering and the attitude, passion and dedication of our employees. You’d never believe we were in the midst of a financial reorganization after spending a day in one of our parks.

Further, our commitment to providing the best in quality entertainment for the value-conscious family, close to home, is and will forever be the signature of Six Flags.

Our restructuring process and the nation’s economic recession will pass and Six Flags will emerge healthy and more energized on the other end.”

 As of June 30, 2009, the Company had unrestricted cash of $128.8 million available to pay administrative claims (i.e., those capital expenditures and expenses that have been incurred since the filing date) as well as liabilities from before the filing date that have been approved for payment by the Court.  Based on the final orders by the Court with respect to the use of cash, the

Company does not currently expect it will require debtor in possession financing during the chapter 11 proceedings.

It is expected that the Company’s existing common and preferred stockholders as well as certain unsecured creditors will have their claims compromised by order of the Court.   As a result of this expected compromise, interest accruing after the filing date will not be recognized as interest expense, except for interest on the Company’s Senior Secured Credit Facility dated May 25, 2007, which is not expected to be compromised (although it is expected to be replaced by the issuance of new debt and new common stock).

About Six Flags

Six Flags, Inc. is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ ability to develop, prosecute, confirm and consummate one or more chapter 11 plans of reorganization; the potential adverse impact of the chapter 11 filing on Six Flags’ operations, management and employees; risks associated with third parties seeking and obtaining court approval to terminate or shorted the exclusivity period for Six Flags to propose and confirm a plan of reorganization, to appoint a chapter 11 trustee or to convert the cases to chapter 7 cases; customer response to the chapter 11 filing; and the risk factors or uncertainties listed from time to time in Six Flags’ filings with the Securities and Exchange Commission (“SEC”) and with the U.S. Bankruptcy Court in connection with Six Flags’ chapter 11 filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations.  Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, its Current Reports on Form 8-K filed with the SEC on May 7, 2009 and July 23, 2009, and its other filings and submissions with the SEC, each of which are available free of charge on Six Flags’ website http://www.sixflags.com.

# # #

Media Contact:  Sandra Daniels — (212) 652-9393  Investor Relations: William Schmitt — (203) 682-8200

Six Flags, Inc.

(Debtor-in-Possession as of June 13, 2009)

Three and Six Months Ended June 30, 2009 and 2008

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Statements of Operations Data (1)	2009	2008	2009	2008
Revenue	$302,078	$345,683	$353,978	$413,907

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	230,511	239,661	345,444	361,532
Depreciation	35,353	33,912	70,260	67,995
Amortization	234	280	458	560
Stock-based compensation	602	2,631	1,441	6,223
Loss (gain) on disposal of assets	3,227	(63)	6,540	4,591
Income (loss) from operations	32,151	69,262	(70,165)	(26,994)
Interest expense (net)	35,541	47,209	74,457	95,312
Equity in (income) loss from operations of partnerships	(460)	(130)	(649)	1,786
Net (gain) on debt extinguishment	—	(107,743)	—	(107,743)
Other expense	16,275	(420)	17,944	2,881
Income (loss) from continuing operations before reorganization items and income taxes	(19,205)	130,346	(161,917)	(19,230)
Reorganization items	78,725	—	78,725	—
Income (loss) from continuing operations before income taxes	(97,930)	130,346	(240,642)	(19,230)
Income tax benefit (expense)	234	(2,753)	3,164	(4,474)
Income (loss) from continuing operations	(97,696)	127,593	(237,478)	(23,704)

Discontinued operations	(948)	(14,122)	(1,964)	(14,976)
Net income (loss)	$(98,644)	$113,471	$(239,442)	$(38,680)
Less: Net income attributable to noncontrolling interests	$(17,536)	$(20,562)	$(17,536)	$(19,966)
Net income (loss) attributable to Six Flags, Inc.	$(116,180)	$92,909	$(256,978)	$(58,646)
Net income (loss) applicable to Six Flags, Inc. common stockholders	$(121,616)	$87,417	$(267,907)	$(69,631)
Per share - basic:
Income (loss) from continuing operations applicable to Six Flags, Inc. common stockholders	$(1.24)	$1.04	$(2.73)	$(0.57)
Discontinued operations applicable to Six Flags, Inc. common stockholders	$(0.01)	$(0.14)	$(0.02)	$(0.15)
Net income (loss) applicable to Six Flags, Inc. common stockholders	$(1.25)	$0.90	$(2.75)	$(0.72)

Per share - diluted:
Income (loss) from continuing operations applicable to Six Flags, Inc. common stockholders	$(1.24)	$0.72	$(2.73)	$(0.57)
Discontinued operations applicable to Six Flags, Inc. common stockholders	(0.01)	$(0.09)	$(0.02)	$(0.15)
Net income (loss) applicable to Six Flags, Inc. common stockholders	$(1.25)	$0.63	$(2.75)	$(0.72)
Amounts attributable to Six Flags, Inc.:
Loss from continuing operations	$(115,232)	$107,031	$(255,014)	$(43,670)
Discontinued operations	$(948)	$(14,122)	$(1,964)	$(14,976)
Net income (loss)	$(116,180)	$92,909	$(256,978)	$(58,646)

Balance Sheet Data

(In Thousands)

Balance Sheet Data	June 30, 2009	December 31, 2008
Cash and cash equivalents (excluding restricted cash)	$128,838	$210,332
Total assets	2,957,023	3,030,129

Current portion of long-term debt	295,488	253,970
Long-term debt (excluding current portion)	858,487	2,044,230

Redeemable noncontrolling interests	373,469	414,394
Mandatory redeemable preferred stock	313,311	302,382

Total stockholders’ deficit	(635,942)	(376,499)

Leverage Ratio (2)	6.60	5.91
Restricted Subsidiary Leverage Ratio (2)	4.74	4.11

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Other Data:	2009	2008	2009	2008
Adjusted EBITDA (3)	$56,322	$87,601	$(4,616)	$34,494
Weighted average shares outstanding - basic	97,483	97,319	97,477	96,505
Weighted average shares outstanding - diluted	97,483	155,202	97,477	96,505
Net cash provided by (used in) operating activities	$76,653	$61,897	$(38,700)	$(27,649)

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income (loss)	$(98,644)	$113,471	$(239,442)	$(38,680)
Discontinued operations	948	14,122	1,964	14,976
Income tax (benefit) expense	(234)	2,753	(3,164)	4,474
Reorganization items	78,725	—	78,725	—
Other expense	16,275	(420)	17,944	2,881
Net (gain) on debt extinguishment	—	(107,743)	—	(107,743)
operations of partnerships	(460)	(130)	(649)	1,786
Interest expense (net)	35,541	47,209	74,457	95,312
Loss (gain) on disposal of assets	3,227	(63)	6,540	4,591
Amortization	234	280	458	560
Depreciation	35,353	33,912	70,260	67,995
Stock-based compensation	602	2,631	1,441	6,223
Third party interest in EBITDA of certain operations (4)	(15,245)	(18,421)	(13,150)	(17,881)
Adjusted EBITDA	$56,322	$87,601	$(4,616)	$34,494
Cash paid for interest (net) and debt issuance costs	(15,956)	(68,598)	(62,920)	(100,267)
Capital expenditures (net of property insurance recoveries)	(29,930)	(42,055)	(66,914)	(72,211)
Cash dividends and taxes	(1,461)	(2,389)	(2,920)	(9,881)
Free Cash Flow (5)	$8,975	$(25,441)	$(137,370)	$(147,865)

NOTES

(1)	Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles (“GAAP”).

(2)

Under the terms of the $400,000,000 12 1/4% Senior Notes of Six Flags Operations, Inc. (“New Notes”), we must disclose on a quarterly basis the Leverage Ratio and Restricted Subsidiary Leverage Ratio, both as defined in the terms of the New Notes.

(3)

Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), reorganization items, other (income) expense, net (gain) loss on debt extinguishment, equity in operations of partnerships, interest expense (net), amortization, depreciation, stock-based compensation, (gain) loss on disposal of assets minus interests of third parties in EBITDA of the three parks (see Note 4 below), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated Cash Flow” as defined in the indentures relating to the Company’s senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(4)

Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.

(5)

Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, and debt issuance costs, (ii) capital expenditures net of property insurance recoveries and (iii) cash dividends and taxes. The Company believes that Free Cash Flow is used by many investors, equity analysts and rating agencies as a measure of performance. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow as defined in this this release may differ from similarly titled measures presented by other companies.